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Exhibit 4.12

      THIS SENIOR SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT OR THOSE LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

SENIOR SECURED PROMISSORY NOTE

Principal Amount:	$635,342	June 4, 2004

        FOR VALUE RECEIVED, IMCOR PHARMACEUTICAL CO., a Nevada corporation (hereinafter called "Issuer"), hereby promises to pay to the order of Xmark Fund, L.P. and its successors and assigns (hereinafter called the "Holder"), at such address as the Holder may designate in writing to Issuer, the aggregate principal sum of SIX HUNDRED THIRTY FIVE THOUSAND THREE HUNDRED FORTY TWO DOLLARS ($635,342) in lawful money of the United States, without interest other than as specified in Section 6 below.

        This Senior Secured Promissory Note (the "Note") is one of the secured promissory notes referred to in that certain Exchange Agreement, dated as of even date hereof, by and among Issuer, the Holder and Xmark Fund, Ltd.

        1.    Payment of Principal. Prior to the Maturity Date (as defined below), subject to Section 5 below, the principal amount of this Note shall be payable in installments (each an "Installment Date") as follows: (i) on the date of closing of the Financing (as defined below), Issuer shall pay One Hundred Forty Nine Thousand Two Hundred Fifty Dollars ($149,250) of the principal amount of this Note to the Holder (the "Initial Installment Date") and (ii) on each Installment Date set forth below, Issuer shall pay to the Holder the principal amount of this Note set forth opposite such Installment Date:

Installment Date	Installment Amount
August 2, 2004	$14,925
September 1, 2004	$117,792
October 1, 2004	$117,792
November 1, 2004	$117,792
December 1, 2004	$117,791

If any Installment Date is not a Business Day (as defined below), then such amount shall be due and payable on the Business Day next succeeding the original payment date and interest shall continue to accrue on such amount until paid. As used herein, (i) "Financing" shall mean the financing described in the preliminary proxy statement Issuer filed with the Securities and Exchange Commission (the "SEC") on April 30, 2004 pursuant to which Issuer proposes to raise up to a minimum of $10,000,000 (including the $1,987,505 of gross proceeds received by Issuer as of the date hereof in connection with the closing of the first tranche of the Financing) and a maximum of $17,250,000 through the issuance and sale of its common stock, par value $0.001 per share, (ii) "Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York are open for the general transaction of business and (iii) "Maturity Date" shall mean the earliest to occur of: (A) December 1, 2004; (B) Issuer's receipt of an Acceleration Notice (as defined in Section 5) from Holder in accordance with Section 5 of this Note; or (iii) an Event of Default (as defined in Section 5) specified in clauses (a), (b), (d), (e), (f) or (g) of Section 5 of this Note.

Notwithstanding anything contained in this Note to the contrary, the unpaid principal amount of this Note shall be due and payable in full on the Maturity Date.

        2.    Prepayment; Reduction of Principal Amount of this Note.    Issuer may prepay this Note at any time in whole but not in part; provided, however, Issuer shall give the Holder written notice at least five

(5) days prior to such prepayment (the date of prepayment is referred to herein as the "Prepayment Date"). Prior to the Maturity Date, Issuer shall be entitled to receive an aggregate prepayment discount (the "Prepayment Discount") equal to $14,925 for each whole calendar month between the Prepayment Date and December 1, 2004. For the avoidance of doubt, Issuer shall not be entitled to receive a Prepayment Discount if the Financing has not been fully consummated and Issuer has not received at least $10,000,000 in gross proceeds therefrom (including the $1,987,505 of gross proceeds received by Issuer as of the date hereof in connection with the closing of the first tranche of the Financing) prior to July 19, 2004. For example, if Issuer provides the Holder with at least five (5) days prior written notice that it is electing to prepay this Note in full on September 15, 2004, Issuer shall be obligated to pay the Holder the then outstanding principal amount of this Note less the Prepayment Discount in an amount equal to $29,850. All payments made on account of this Note shall be applied first to the payment of any costs of enforcement then due hereunder, second to the payment of accrued and unpaid interest then due hereunder, and the remainder, if any, shall be applied to the unpaid principal balance of this Note.

        3.    Secured Obligation; Affirmation of Collateral    This Note and the indebtedness evidenced hereby are Obligations (as defined in each of the Security Agreement, dated as of June 18, 2003 (the "General Security Agreement"), by and among Issuer, the Holder and Xmark Fund, Ltd. and the Patent and Trademark Security Agreement, dated as of June 18, 2003 (the "IP Security Agreement" and together with the General Security Agreement, the "Security Agreements"), by and among Issuer, the Holder and Xmark Fund, Ltd.) secured by the Security Agreements. Issuer hereby warrants and agrees that the liens granted under the Security Agreements are validly perfected first priority liens securing all of the existing and future Obligations owing by Issuer to the Holder, whether direct or indirect, including without limitation Issuer's obligations under this Note. Issuer acknowledges and agrees that the Security Agreements remain in full force and effect and that the Holder's rights and remedies thereunder are not intended to be limited by, and are not limited by, this Note.

        4.    Covenants.    Issuer agrees that, so long as any amount payable under this Note is outstanding, it shall:

        (a)   not, without the prior written consent of the Holder, create, incur, guarantee, issue, assume or in any manner become liable in respect of, any obligation (i) for borrowed money, (ii) evidenced by bonds, debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, (vi) secured by a Lien (as defined in the Security Agreements) on any asset of Issuer, whether or not such obligation is assumed by Issuer and (vii) of any other person or entity, other than indebtedness for borrowed money existing on the date of this Note ("Existing Indebtedness"); provided, however, Issuer shall not refinance, re-borrow, modify, exchange, reclassify or otherwise amend any Existing Indebtedness without the prior written consent of the Holder; and

        (b)   (i) furnish to the Holder and its legal counsel with copies of all correspondence (within two (2) Business Days after sending or receiving any such correspondence) from Issuer to the SEC or the staff of the SEC or from the SEC or the staff of the SEC to Issuer, in each case, concerning the Financing; and (ii) consult with the Holder and its legal counsel prior to responding to any such correspondence from the SEC or the staff of the SEC concerning the Financing.

        5.    Event of Default Defined; Acceleration of Maturity.    Any one or more of the following events shall constitute an "Events of Default" (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (a)   a default in the payment of all or any part of the principal due under this Note, or the other secured promissory note issued pursuant to the Exchange Agreement, as and when the same shall become due and payable, whether on an Installment Date, at maturity, by declaration as permitted hereunder, upon acceleration or otherwise; provided, however, with respect to payments of principal due on the Installment Dates (other than the Initial Installment Date), Issuer shall be entitled to one 10-day cure period to cure a payment default (for the avoidance of doubt, Issuer is not entitled to a 10-day cure period for each payment default on an Installment Date; rather Issuer is entitled to only one 10-day cure period under this Note);

        (b)   the Financing shall not have been fully consummated and Issuer shall not have received gross proceeds therefrom of at least $10,000,000 (including the $1,987,505 of gross proceeds received by Issuer as of the date hereof in connection with the closing of the first tranche of the Financing) prior to July 19, 2004;

        (c)   any Event of Default (as defined in the Security Agreements) shall have occurred under the Security Agreements; or

        (d)   Issuer shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with or without the consent of Issuer; or Issuer is generally not paying its debts as they become due by means of available assets or is insolvent, or has made a general assignment for the benefit of creditors; or Issuer files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within sixty (60) days after the commencement of any proceeding against Issuer seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of Issuer or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within sixty (60) days after the expiration of any such stay, such order or appointment shall not have been vacated;

        (e)   Issuer shall merge or consolidate with or into any other person or entity, sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing;

        (f)    One or more judgments in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) shall have been rendered against Issuer and such judgment or judgments remain undischarged or unstayed for a period of sixty (60) days after such judgment or judgments become or became, as the case may be, final and unappealable;

        (g)   Issuer shall fail to observe or perform any other covenant or agreement contained in this Note;

        Upon the occurrence of any Event of Default specified in clause (c), the Holder may, at its option, by notice in writing to Issuer (the "Acceleration Notice"), declare all amounts due hereunder to be due and payable immediately and, upon any delivery of such Acceleration Notice, the same shall become and be immediately due and payable. If an Event of Default specified in clauses (a), (b), (d), (e), (f) or (g) occurs, then all amounts due hereunder shall become immediately due and payable without any declaration or other act on the part of the Holder. Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity, including any and all remedies under the Security Agreements. If an Event of Default occurs, Issuer shall pay to the Holder the reasonable attorneys' fees and disbursements and all other out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder's rights and remedies hereunder.

        6.    Interest Upon an Event of Default.    From and after the occurrence of an Event of Default, interest shall accrue on the outstanding principal amount of this Note at the rate of ten percent (10%) per annum until such time as this Note, including all accrued but unpaid interest, has been indefeasibly paid in full. Interest shall be computed on the basis of a 360 day year for the actual number of days elapsed.

        7.    Reimbursement of Expenses.    In addition to its other obligations hereunder, not later than the close of business on the date hereof or one (1) Business Day after receipt of an invoice therefor, Issuer shall reimburse the Holder for the fees and disbursements incurred by the Holder's counsel in connection with the preparation, negotiation, execution and enforcement of this Note and the Exchange Agreement.

        8.    Waiver of Presentment, Demand and Dishonor.

        (a)   Issuer hereby waives presentment for payment, protest, demand, notice of protest, notice of non-payment and diligence with respect to this Note, and waives and renounces all rights to the benefit of any statute of limitations or any moratorium, appraisement, exemption or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal bankruptcy code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

        (b)   No failure on the part of the Holder hereof to exercise any right or remedy hereunder with respect to Issuer, whether before or after the happening of an Event of Default, shall constitute a waiver of any future Event of Default or of any other Event of Default. No failure to accelerate the debt of Issuer evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter; or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right the Holder may have, whether by the laws of the state governing this Note, by agreement or otherwise; and Issuer hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing. Issuer shall not have the right to set off or otherwise deduct from amounts payable by it hereunder any amounts whether liquidated or unliquidated, which the Holder or any of its affiliates may owe to Issuer, which right is hereby expressly waived to the maximum extent permitted by applicable law.

        9.    Notices.    Except as otherwise permitted herein, any notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; when transmitted if transmitted during regular business hours on a Business Day by telecopy, electronic or digital transmission method (or on the next succeeding Business Day if transmitted during other than regular business hours on a Business Day) or the next Business Day if sent for next Business Day delivery by a nationally recognized overnight courier service. In each case, notice shall be sent as follows: (i) in the case of Issuer, to IMCOR Pharmaceutical Co., 6175 Lusk Boulevard, San Diego, California 92121, facsimile (858) 410-5161, attention: Chief Executive Officer; with a copy (that shall be required for any such notice to be effective) to Grippo & Elden, 227 W. Monroe Street, Suite 3600, Chicago, IL 60606, facsimile (312) 558-1195, Attention: Matthew I. Hafter, Esq., or (ii) in the case of the Holder, to Xmark Fund, L.P., 152 West 57th Street, 21st Floor, New York, New York 10019, facsimile (212) 247-1329, attention: Mitchell D. Kaye; with a copy (that shall be required for any such notice to be effective) to Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, facsimile (973) 597-2507, attention: Steven Siesser, Esq., or to such other address or addresses as Issuer or the Holder, as the case may be, may notify the other party in writing in accordance with this Section 9.

        10.    Amendments; Waivers.    No modification, alteration, waiver or change of any of the provisions hereof shall be effective unless in writing and signed by Issuer and the Holder and, then, only to the extent set forth in such writing.

        11.    Binding Effect; Assignability    This Note shall be binding upon Issuer, its successors and its assigns, and shall inure to the benefit of Holder, its successors and its assigns. This Note is freely transferable or assignable by the Holder or any transferee of the Holder; provided that such transfer or assignment is made in compliance with the Act and any applicable state and foreign securities laws.

        12.    Governing Law; Jurisdiction.    This Note shall be binding upon the Issuer and Holder and their respective successors, assigns and legal representatives. The validity, construction and interpretation of this Note will be governed, and construed in accordance with, the laws of the State of New York. EACH OF ISSUER AND THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

        Issuer and the Holder irrevocably submit to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on Issuer anywhere in the world by any method authorized by law. Each of Issuer and the Holder irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each of Issuer and the Holder irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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        IN WITNESS WHEREOF, Issuer and the Holder have caused this instrument to be duly executed as of the date first written above.

IMCOR PHARMACEUTICAL CO.
By:	Name: Title:
XMARK FUND, LTD.
By:	Name: Title:

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SENIOR SECURED PROMISSORY NOTE